Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- __________) pertaining to the Discovery Laboratories, Inc. 2011 Long-Term Incentive Plan and to the Discovery Laboratories, Inc. 401(k) Plan of our reports dated March 17, 2014, with respect to the consolidated financial statements of Discovery Laboratories, Inc. and the effectiveness of internal control over financial reporting of Discovery Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 30, 2014